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                      June 12, 2023

       Brendan Maiorana
       Chief Financial Officer
       Highwoods Properties, Inc.
       Highwoods Realty Limited Partnership
       150 Fayetteville Street
       Suite 1400
       Raleigh, NC 27601

                                                        Re: Highwood
Properties, Inc.
                                                            Highwoods Realty
Limited Partnership
                                                            Form 10-Q for the
quarterly period ended March 31, 2023
                                                            File No. 001-13100
                                                            File No. 000-21731

       Dear Brendan Maiorana:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction